911 CHESTNUT ST. ● CLEARWATER, FLORIDA 33756

POST OFFICE BOX 1368 ● CLEARWATER, FLORIDA  33757-1368

TELEPHONE: (727) 461-1818 ● TELECOPIER: (727) 462-0365

Exhibit 5

FILE NO. 49597.115881

August 1, 2009

Optimized Transportation Management, Inc.

707 Grant Street, Suite 2307

Pittsburgh, PA 15219

Dear Sirs:

You have requested an opinion with respect to certain matters in connection with the filing by Optimized Transportation Management, Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of shares of the Company’s Common Stock, (the "Shares").

The Shares to be covered by the Form S-8 consist of 5,000,000 Shares issuable pursuant to the 2009 Equity Incentive Plan.

In connection with this opinion, we have examined and relied upon the Company’s Amended Articles of Incorporation and Bylaws, the Minutes of the Meetings of the Board of Directors of the Company, the 2009 Equity Incentive Plan as well as the originals and copies of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion contained herein.  We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filing are a prerequisite to the effectiveness thereof.

For the purposes of this opinion, we have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

In rendering our opinion with respect to securities issuable to consultants or advisors we assume that the requirements of General Instructions A(1)(a)(1) (ii), (ii) and (iii) are satisfied.  In this regard, we have made inquiries to management as to the nature and extent of such consulting services.  Management has represented to us that all consulting services were or will be provided by natural persons are bona fide and not provided in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.  We have relied upon management’s representations in providing this opinion.

JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP

ATTORNEYS AND COUNSELLORS AT LAW

Optimized Transportation Management, Inc.

August 1, 2009

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related plans and agreements, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the reference to our Firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

JOHNSON, POPE, BOKOR,

RUPPEL & BURNS, LLP

/s/ Michael T. Cronin

Michael T. Cronin